Exhibit 99.1
AEROPOSTALE REPORTS FOURTH QUARTER AND FISCAL 2005 RESULTS
New York, New York, March 9, 2006 — Aeropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of active and casual apparel for the teen market, today reported results for the fourth quarter and fiscal year ended January 28, 2006.
FOURTH QUARTER PERFORMANCE:
Net income for the fourth quarter of fiscal 2005 was $41.8 million or $0.76 per diluted share, versus net income of $35.3 million or $0.62 per diluted share in the fourth quarter of fiscal 2004. Fourth quarter of fiscal 2004 earnings were reduced by $2.8 million or $0.05 per share due to a non-cash expense adjustment related to a correction in the Company’s lease accounting policy. Excluding this one time adjustment, pro-forma fourth quarter earnings were $38.1 million or $0.67 per share last year.
Net sales for the fourth quarter of fiscal 2005 increased 33.1% to $435.2 million versus net sales of $327.1 million in the fourth quarter of last year. Comparable store sales for the fourth quarter increased 10.3% versus an increase of 1.9% last year.
Julian R. Geiger, Chairman and Chief Executive Officer said, “We are very pleased to have ended the fiscal year with such a strong finish. Our ability to respond to the challenges in our business and achieve our short-term objectives in such a timely manner underscores the strength and flexibility of our operating model. We continue to remain focused on executing our merchandise initiatives and look forward to capitalizing on our opportunities during fiscal 2006.”
FISCAL YEAR PERFORMANCE:
Net income for the fiscal year ended January 28, 2006 was $84.0 million or $1.50 per diluted share, compared to net income of $84.1 million or $1.47 per diluted share for the fiscal year ended January 29, 2005. Excluding the lease accounting correction, earnings were $87.0 million or $1.52 per share last year.

Net sales for the fiscal year ended January 28, 2006 increased 24.9% to $1.204 billion, versus net sales of $964.2 million last year. Comparable store sales increased 3.5% for the full year, compared to an increase of 8.7% last year.
FIRST QUARTER AND FULL YEAR GUIDANCE:
The company announced its earnings guidance for the first quarter of fiscal 2006. The company believes it will achieve earnings in the range of $0.14 — $0.16 per diluted share, including the negative impact from $0.01 per share for stock option expense and $0.03 per share loss related to Jimmy’Z. For the first quarter of fiscal 2006, the company expects comparable store sales equal to or slightly below the same period last year.
The company announced that it expects to achieve full year fiscal 2006 earnings per share growth of approximately 20%, including the negative impact from full year stock option expense of $0.04 per share. Based on the comparable fiscal 2005 pro-forma earnings per share of $1.47, after deducting $0.03 per share of pro forma stock option expense, this earnings per share growth would be approximately 22%.
STORE GROWTH:
The company announced that it intends to open approximately 70-75 Aeropostale stores and up to 5 Jimmy’Z stores during fiscal 2006.
During the fourth quarter of fiscal 2005 the company opened 6 Aeropostale stores and closed 4 Aeropostale stores, ending the year with 657 Aeropostale stores in 47 states. During the same period, the company opened 1 Jimmy’Z store, ending the year with 14 Jimmy’Z stores in 11 states.
CAPITAL SPENDING AND SHARE BUY BACK:
The company has no debt and ended fiscal 2005 with $225.3 million in cash and short-term investments. The company is planning to invest approximately $54.0 million in capital expenditures for fiscal 2006 to open new Aeropostale and Jimmy’Z stores, to remodel certain existing stores, to replace the existing point of sale systems, and to make certain information technology investments. The company incurred approximately $58.2 million in capital expenditures during fiscal 2005.
As of January 28, 2006, the company had $41.9 million of repurchase availability under its $150.0 million stock buy back program. During the fourth quarter of fiscal 2005, the company purchased approximately $9.0 million or 346 thousand shares of stock. For the full fiscal year 2005, the company purchased approximately $45.0 million or 1.8 million shares of stock.

CONFERENCE CALL INFORMATION:
The Company will be holding a conference call today at 4:15 P.M. to review its fourth quarter and fiscal 2005 results. The broadcast will be available through the ‘Investor Relations’ link at www.aeropostale.com and at www.fulldisclosure.com. To listen to the broadcast your computer must have Windows Media Player installed. If you do not have Windows Media Player go to the latter site prior to the call, where you can download the software for free.
About Aeropostale, Inc.
Aeropostale, Inc. is a mall-based, specialty retailer of casual apparel and accessories, principally targeting 11 to 18 year-old young women and men. The company provides customers with a focused selection of high-quality, active-oriented, fashion basic merchandise at compelling values. Aeropostale maintains control over its proprietary brands by designing, marketing and selling all of its own merchandise. Aeropostale products are currently purchased only in its stores, on-line thorough its website (www.aeropostale.com) or at organized sales events at college campuses.
The company currently operates 659 Aeropostale stores in 47 states and 14 Jimmy’Z stores in 11 states.
SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN “FORWARD-LOOKING STATEMENTS” CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS. ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, AMONG OTHERS, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY’S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY’S FORM 10-K AND CURRENT REPORTS ON FORM 8-K, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.

EXHIBIT A
AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	January 28,	January 29,
	2006	2005
ASSETS
Current Assets:
Cash and cash equivalents	$205,235	$106,128
Short-term investments	20,037	76,224
Merchandise inventory	91,908	81,238
Other current assets	22,159	15,897

Total current assets	339,339	279,487

Fixtures, equipment and improvements, net fFixtures, equipment and improvements, net	160,229	122,651

Other assets	4,383	3,681

TOTAL ASSETS	$503,951	$405,819

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$57,165	$44,858
Accrued expenses	69,188	52,136

Total current liabilities	126,353	96,994

Other non-current liabilities	92,808	70,574

Stockholders’ equity	284,790	238,251

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$503,951	$405,819

EXHIBIT B
AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
SELECTED STORE DATA
(in thousands, except per share and store data)

		13 weeks ended
	January 28, 2006		January 29, 2005
		% of sales		% of sales
Net sales (1)	$435,246	100.0%	$327,090	100.0%

Cost of sales (including certain buying, occupancy and warehousing expenses)	289,288	66.5	213,977	65.4

Gross profit	145,958	33.5	113,113	34.6

Selling, general and administrative expenses	77,589	17.8	56,172	17.2

Income from operations	68,369	15.7	56,941	17.4

Interest income, net	1,308	0.3	642	0.1

Income before income taxes	69,677	16.0	57,583	17.5

Income taxes	27,871	6.4	22,315	6.7

Net income (2)	$41,806	9.6%	$35,268	10.8%

Basic net income per share (2)	$0.77		$0.63

Diluted net income per share (2)	$0.76		$0.62

Basic weighted average number of shares outstanding	54,247		55,563

Diluted weighted average number of shares outstanding	55,095		56,822

STORE DATA:

Comparable store sales	10.3%		1.9%

Stores open at end of period	671		561

Total gross square footage at end of period	2,373,475		1,978,406
(1) - Net sales for the period ended January 28, 2006 included $2.4 million of miscellaneous revenues, which were previously recorded as a reduction of cost of sales.

(2) – The period ended January 29, 2005 included a charge related to the correction of lease accounting policies, which reduced net income by $2.8 million, or by $0.05 per share.

EXHIBIT C
AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
SELECTED STORE DATA
(in thousands, except per share and store data)

		52 weeks ended
	January 28, 2006		January 29, 2005
		% of sales		% of sales
Net sales (1)	$1,204,347	100.0%	$964,212	100.0%

Cost of sales (including certain buying, occupancy and warehousing expenses)	841,872	69.9	644,305	66.8

Gross profit	362,475	30.1	319,907	33.2

Selling, general and administrative expenses	227,044	18.9	183,977	19.1

Income from operations	135,431	11.2	135,930	14.1

Interest income, net	3,670	0.3	1,438	0.1

Income before income taxes	139,101	11.5	137,368	14.2

Income taxes	55,147	4.5	53,256	5.5

Net income (2)	$83,954	7.0%	$84,112	8.7%

Basic net income per share (2)	$1.53		$1.51

Diluted net income per share (2)	$1.50		$1.47

Basic weighted average number of shares outstanding	54,994		55,735

Diluted weighted average number of shares outstanding	55,937		57,255

STORE DATA:

Comparable store sales	3.5%		8.7%
(1) - Net sales for the period ended January 28, 2006 included $2.4 million of miscellaneous revenues, which were previously recorded as a reduction of cost of sales.

(2) – The period ended January 29, 2005 included a charge related to the correction of lease accounting policies, which reduced net income by $2.8 million, or by $0.05 per share.